EXHIBIT 21.1

Subsidiaries of Maxwell Technologies, Inc.

ENTITY	STATE/COUNTRY OF INCORPORATION
Maxwell Technologies SA	Switzerland
Maxwell Technologies Systems Division, Inc.	California
PurePulse Technologies, Inc.	Delaware
I-Bus/Phoenix, Inc.	California
Maxwell Holding, GmbH (formerly I-Bus/Phoenix, GmbH)	Germany
MML Acquisition, Inc.	Delaware
Maxwell Technologies GmbH	Germany
Maxwell Technologies Ltd	United Kingdom
Maxwell Technologies Hong Kong Ltd	Hong Kong
Maxwell Technologies Shanghai Trading Co., Ltd	PRC, Shanghai, Pudong